Exhibit (d)(11)

Amendment to Investment Advisory Agreement

This Amendment dated as of August 31, 2012 (this “Amendment”) is to the Investment Advisory Agreement dated as of November 1, 2011 (the “Agreement”), by and between Financial Investors Trust (the “Trust”), a Delaware statutory trust, and ALPS Advisors, Inc. (the “Adviser”), a Colorado corporation. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of the date of this Amendment, Section 5 (Compensation of the Adviser) is replaced in its entirety with the new Section 5 (Compensation of the Adviser) set forth as follows:

5. Compensation of the Adviser. In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 0.85% of a Fund’s daily net asset during the month.

2. Effective as of the date of this Amendment, Appendix A of the Agreement is replaced in its entirety with the new Appendix A (List of Funds) attached hereto and incorporated by referenced herein.

3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST, on behalf of the Funds		ALPS ADVISORS, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Thomas A. Carter
Name:	Edmund J. Burke	Name:	Thomas A. Carter
Title:	President	Title:	President

Appendix A

List of Funds

RiverFront Global Allocation Fund (fka, RiverFront Moderate Growth Fund)

RiverFront Dynamic Equity Income Fund (fka, RiverFront Long-Term Growth & Income Fund)

RiverFront Moderate Growth & Income Fund

RiverFront Global Growth Fund (fka, RiverFront Long-Term Growth Fund)

RiverFront Conservative Income Builder Fund